Exhibit 10.2

HIPSO MULTIMEDIA, INC.

STOCKHOLDER VOTING AGREEMENT

This Stockholder Voting Agreement, dated as of November 30, 2011 (this "Agreement"), is by and among Hipso Multimedia, Inc., a Florida corporation with principal offices at 550 Chemin du Golf, Suite 202, Ile de Souers, Quebec, H3E 1A8 Canada (the "Company"), together with the Company’s Majority Stockholders, René Arbic, Morden C. Lazarus and Peter Varadi, having addresses at 550 Chemin du Golf, Suite 202, Ile de Souers, Quebec, H3E 1A8 Canada, 759 Square Victoria, Suite 200, Montreal, QC H2Y 2J7 Canada and 2700 Rufus Rock Head, Suite 100, Montreal, Quebec, H3J 2Z7, Canada, respectively (collectively, the “HPSO Majority Stockholders”), on the one hand and 3324109 Canada, Inc., a Canadian corporation, hereby represented by Gary Oberman, having an address at 3591 Northcliffe, Montrea, Quebec, H4A 3K8 Canada (“GaryCo”) and 8040397 Canada Inc., a Canadian corporation, hereby represented by Bartek Bulzak, having an address at 42 Seville St., Canadiac, Quebec, J5R 6Y6 (“BulzakCo) (collectively, GaryCo, BulzakCo and Messrs. Oberman and Bulzak are sometimes referred to hereinafter as the “Buildablock Principals”), on the other hand. The HPSO Majority Stockholders and the Buildablock Principals are sometimes referred to hereinafter as the “Parties.”

RECITALS

WHEREAS, the HPSO Majority Stockholders own of record and beneficially a total of 46,340,354 shares of Company’s common stock, par value $0.00001 per share (the "HPSO Shares"), representing approximately 68.3% of the outstanding HPSO Shares; and

WHEREAS, the Company and the Buildablock Principals intend to enter into an asset purchase agreement, as a result of arm’s length negotiations, in the form attached hereto (the “Asset Purchase Agreement”), pursuant to which the Buildablock Principals will sell, transfer and assign to the Company all of their right, title and interest in certain intellectual property (the “Buildablock Assets”) in consideration for the issuance of a number of restricted HPSO Shares, representing 50% of the total outstanding HPSO Shares, after the Company implements (the “Effective Date”) of a one-for-eight (1:8) reverse split of the HPSO Shares (the “Reverse Split”); and

WHEREAS, subject to the execution of the Asset Purchase Agreement, the HPSO Majority Stockholders and the Buildablock Principals desire to enter into this Agreement pursuant to which they agree to vote all of their HPSO Shares together, for the election of René Arbic, Alex Kestenbaum, Gary Oberman and Bartek Bulzak to the Company’s Board of Directors (the “HPSO Reconstituted Board”), whether at a meeting of the Company’s stockholders (“Meeting”) or any adjournment thereof, or in connection with any written consent of the Company's stockholders in lieu of a meeting (“Consent”), to be effective upon the Effective Date of the Reverse Split.

NOW, THEREFORE, the parties hereto agree as follows:

section 1.        SECTION 1.      VOTING OF HPSO SHARES.

1.1.          Agreement on Voting of HPSO Shares. The HPSO Majority Stockholders and the Buildablock Principals agree that on or as soon thereafter as reasonably practicable after the

Effective Date and subject to the execution and delivery by the Parties of the Asset Purchase Agreement, to vote all of their HPSO Shares for the election of Messrs. Arbic, Kestenbaum, Oberman and Bulzak to the HPSO Reconstituted Board until the next annual or special meeting of the Company’s stockholders (the “Meeting”) or upon Consent of the Company’s stockholders in lieu of a Meeting. Specifically, the HPSO Majority Stockholders and the Buildablock Principals agree to vote or consent, as the case may be, together to the election of the two present members of the Company’s Board of Directors as well as to the election of Messrs. Oberman and Bulzak to the Company’s Board of Directors until the next Meeting or written consent in lieu of a meeting and that following the period of one (1) year or until the next Meeting or Consent at which time Rene’ Arbic agrees that he will submit a written letter of resignation as a director to the Board, unless requested by Messrs. Oberman and Bulzak to continue to serve for an additional one (1) year period. The Parties further agree that Mr. Kestenbaum shall continue to serve as the Company’s Chief Financial Officer and a director at least until the Company shall prepare and have filed with the Securities and Exchange Commission (the “SEC”) its annual report on Form 10-K for the fiscal year ended November 30, 2011, which filing is anticipated on or about February 29, 2012. The Parties further agree that during the period that Mr. Kestenbaum continues to serve as the Company’s Chief Financial Officer, he shall continue to serve as a member of its Board of Directors.

1.2.          Number of Directors. Subject to the provisions of Section 1.1 above and for a period of one (1) year thereafter, the Board of Directors shall consist of not less than three (3) persons, which shall include René Arbic, Gary Oberman and Bartek Bulzak and thereafter, such number of directors as the Articles of Incorporation or the Bylaws of the Company shall provide.

1.3.          Removal of Directors and Vacancies. Directors may be removed at any time with or without cause, provided that the HPSO Majority Stockholders and the Buildablock Principals shall not vote for the removal of a director nominated and elected pursuant to this Agreement, and no such vote shall be effective, unless the Parties shall mutually agree. If a vacancy occurs on the Board of Directors other than as provided in this Agreement, the remaining directors shall immediately elect a mutually agreed upon candidate to replace the departing director.

section 2.	REPRESENTATIONS AND WARRANTIES OF THE HPSO MAJORITY STOCKHOLDERS AND COMPANY TO THE BUILDABLOCK PRINCIPALS.

The HPSO Majority Stockholders hereby represent and warrant to the Buildablock Principals as follows:

2.1.          Due Authority. The HPSO Majority Stockholders and the Company have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the HPSO Majority Stockholders and has been duly authorized by the Board of Directors of the Company and executed by a duly authorized executive officer of the Company, and constitutes a legal, valid and binding obligation of the HPSO Majority Stockholders and the Company, enforceable in accordance with its terms.

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2.2.        No Conflict; Consents.

(a)          The execution and delivery of this Agreement by the HPSO Majority Stockholders and the Company does not, and the performance by each of their obligations under this Agreement and the compliance by them with the provisions hereof do not and will not, conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to the HPSO Majority Stockholders or the Company or the HPSO Shares, the Company or the HPSO Majority Stockholders.

(b)          The execution and delivery of this Agreement by them does not, and the performance of this Agreement by each of them will not, require any consent, approval, authorization or permit of, or filing with (except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or notification to, any government or regulatory authority.

(c)          No other person or entity has any right, directly or indirectly, to vote or control or affect the voting of the HPSO Majority Stockholders.

2.3.         Title to Shares. The HPSO Majority Stockholders (a) are the record and beneficial owners of their respective HPSO Shares free and clear of any proxy or voting restriction, other than pursuant to this Agreement and (b) have sole voting power with respect to their HPSO Shares, other than pursuant to this Agreement.

section 3.        REPRESENTATIONS AND WARRANTIES OF THE BUILDABLOCK PRINCIPALS.

The Buildablock Principals hereby represent and warrant to the HPSO Majority Stockholders and the Company as follows:

3.1.         Due Authority. The Buildablock Principals have full power, corporate or otherwise, and authority to execute and deliver this Agreement and to perform any of their obligations hereunder. This Agreement has been duly executed and delivered by or on behalf of the Buildablock Principals and, assuming its due authorization, execution and delivery by the Buildablock Principals, constitutes a legal, valid and binding obligation of the Buildablock Principals, enforceable against it in accordance with its terms.

3.2.         No Conflict; Consents.

(a)          The execution and delivery of this Agreement does not, and the performance by the Buildablock Principals of its obligations contemplated by this Agreement and its compliance with any provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to the Buildablock Principals , (ii) conflict with or violate the GaryCo or BulzakCo charter or bylaws, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buildablock Principals are a party or by which they are bound.

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(b)          The execution and delivery of this Agreement by the Buildablock Principals does not, and the performance of this Agreement by them will not, require any consent, approval, authorization or permit of, or filing with (except for applicable requirements, if any, of the Exchange Act) or notification to, any governmental or regulatory authority by the Buildablock Principals.

section 4.       TERMINATION.

This Agreement shall terminate in its entirety upon the earliest to occur of (a) one (1) year after the Effective Date, or (b) the election of Rene’ Arbic, in his sole discretion, to submit a letter of resignation as a director.

section 5.       MISCELLANEOUS.

5.1.         Successors. The provisions of this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties hereto.

5.2.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.3.         Amendments. This Agreement shall not be subject to modification or amendment in any respect, except by an instrument in writing signed by each of the Parties hereto.

5.4.         Governing Law. This Agreement is entered into pursuant to and in accordance with the laws of the State of New York. All disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

5.5.         Specific Performance. The Parties acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper to enforce this Agreement or to prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief in appropriate circumstances.

5.6.         Notices. All notices, demands or other communications desired or required to be given by any party to any other party hereto shall be in writing and shall be deemed effectively given upon (a) personal delivery to the party to be notified, (b) upon confirmation of receipt of telecopy or other electronic facsimile transmission, (c) one (1) business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery and addressed as set forth in (d), or (d) five days after deposit with the Postal Service, postage prepaid, and addressed as first set forth above. Notwithstanding the foregoing, each party may designate such other addresses and facsimile numbers to each of the parties as any party shall have designated to the other parties by notice given in the foregoing manner.

5.7.         Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

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5.8.         Entire Agreement. This Agreement constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HIPSO MULTIMEDIA, INC.

By:	/s/ René Arbic
Name: René Arbic
Title: Chief Executive Officer

RENÉ ARBIC, INDIVIDUALLY

By:	/s/ René Arbic
René Arbic

MORDEN C. LAZARUS, INDIVIDUALLY

By:	/s/ Morden C. Lazarus
Morden C. Lazarus

PETER VARADI, INDIVIDUALLY

By:	/s/ Peter Varadi
Peter Varadi

3324109 CANADA, INC.

By:	/s/ Gary Oberman
Gary Oberman, Director

8040397 CANADA INC.,

By:	/s/ Bartek Bulzak
Bartek Bulzak, Director

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